China YCT International Group , Inc	Exhibti 14.3
Board of Directors
Governance and Nominating Committee Charter
Adopted April 27, 2009

I.           Members. The Board of Directors of China YCT International Group , Inc. shall appoint a Governance and Nominating Committee of at least three members, consisting entirely of independent directors, and shall designate one member as chairperson.  For purposes hereof, an “independent” director is a director who meets the National Association of Securities Dealers Inc. definition of “independence” as determined by the Board. Each member will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment.

II.           Purpose, Duties, and Responsibilities. The Governance and Nominating Committee shall be  responsible for recommending to the Board the nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, and to review, evaluate and recommend changes to the Company’s Corporate Governance Guidelines, including (but not limited to) the following:

•
Annually evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s shareholders.

•	Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders.

•	Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

•	Assist in identifying, interviewing and recruiting candidates for the Board.

•	Annually review the composition of each committee and present recommendations for committee memberships to the Board, as needed.

•
In conjunction with the Compensation Committee, periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee Chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

•	Annually evaluate the performance and make recommendations pertaining to the Governance and Nominating Committee on the adequacy of the Committee’s charter.

Page 1of 2

China YCT International Group , Inc	Exhibti 14.3
Board of Directors
Governance and Nominating Committee Charter
Adopted April 27, 2009
•	In addition, the Chair of the Committee will be responsible for leading the Board’s annual review of the chief executive officer’s performance in collaboration with the Compensation Committee.

III.           Operations. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Committee determines. The Committee must prepare and maintain adequate and accurate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Governance and Nominating Committee is governed by the same rules regarding meetings (including meetings by conference call or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Certificate of Incorporation or Bylaws of the Corporation, or (c) the laws of the state of Delaware.

IV.           Outside Advisors.  The Governance and Nominating Committee will have the authority to retain, at the expense of the Company, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any consultant used to assist the Committee and to approve the consultant’s fees and other retention terms.  Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.